Investors Bancorp, Inc. Announces Third Quarter Financial Results

SHORT HILLS, N.J., Oct. 25 /PRNewswire-FirstCall/ -- Investors Bancorp, Inc. (Nasdaq: ISBC) ("Company"), the holding company for Investors Savings Bank ("Bank"), reported net income of $16.6 million for the three months ended September 30, 2010 compared to net income of $10.5 million for the three months ended September 30, 2009. Net income for the nine months ended September 30, 2010 was $45.1 million compared to net income of $23.0 million for the nine months ended September 30, 2009. Basic and diluted earnings per share were $0.15 for the three months ended September 30, 2010 compared to $0.10 for the three months ended September 30, 2009. Basic and diluted earnings per share were $0.41 for the nine months ended September 30, 2010 compared to $0.22 for the nine months ended September 30, 2009.

Kevin Cummings, President and Chief Executive Officer commented, "We are pleased to report net income of $16.6 million or $0.15 per share for the 2010 third quarter. We continue to grow our loan portfolio with high quality commercial real estate and residential mortgage loans funded primarily with growth in lower cost core deposits which has resulted in net interest margin expansion to 3.31% for the quarter."

Regarding credit quality Mr. Cummings commented, "We do not anticipate a marked improvement in our non-performing loans in the near term as the economy continues to struggle with high unemployment rates."

"We completed our acquisition of approximately $600 million in deposits and 17 branch locations from Millennium bcpbank in October and concurrently entered into an agreement to sell Millennium's four Massachusetts branches. This acquisition, while enhancing our existing footprint in New Jersey, expands our branch network into New York and complements our loan production office in New York City. We will remain focused on expanding our branch network into new markets with acquisitions which enhance shareholder value and through de novo branches."

The following represents performance highlights and significant events that occurred during the three and nine month periods ended September 30, 2010:

  Net interest margin for the three months ended September 30, 2010 increased 69 basis points to 3.31% compared to prior year quarter and an increase of 21 basis points compared to linked quarter.
  The efficiency ratio improved to 40.87% for the three months ended September 30, 2010 compared to 46.84% for the three months ended September 30, 2009 and improved to 43.67% for the nine months ended September 30, 2010 compared to 53.85% for the nine months ended September 30, 2009.
  The return on average equity improved to 7.32% for the three months ended September 30, 2010 compared to 5.12% for the three months ended September 30, 2009 and improved to 6.80% for the nine months ended September 30, 2010 compared to 3.88% for the nine months ended September 30, 2009.
  Deposits increased $271.0 million, or 4.6%, to $6.11 billion at September 30, 2010 from $5.84 billion at December 31, 2009.
  Core deposits, which exclude time deposits, increased $322.1 million, or 12.6%, to $2.87 billion at September 30, 2010 from $2.55 billion at December 31, 2009.
  Net loans increased $800.7 million, or 12.1%, to $7.42 billion at September 30, 2010 from $6.62 billion at December 31, 2009.
  The allowance for loan losses increased to $84.6 million or 1.13% of total loans at September 30, 2010 from $55.1 million or 0.83% at December 31, 2009 as the provision for loan loss totaled $19.0 million for the quarter ended September 30, 2010.
  The Company maintains a strong tangible capital ratio of 9.68%, and is considered well capitalized under regulatory guidelines.
  Stock buybacks during the quarter totaled 1,178,322 shares at an average cost per share of $11.29.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $10.8 million, or 10.9%, to $109.4 million for the three months ended September 30, 2010 from $98.6 million for the three months ended September 30, 2009.  This increase is attributed to the average balance of interest-earning assets increasing $657.5 million, or 8.4%, to $8.50 billion for the three months ended September 30, 2010 from $7.85 billion for the three months ended September 30, 2009.  In addition, the weighted average yield on interest-earning assets increased 12 basis points to 5.15% for the three months ended September 30, 2010 compared to 5.03% for the three months ended September 30, 2009.

Interest income on loans increased by $13.6 million, or 16.0%, to $98.7 million for the three months ended September 30, 2010 from $85.1 million for the three months September 30, 2009, reflecting a $1.09 billion, or 17.4%, increase in the average balance of net loans to $7.34 billion for the three months ended September 30, 2010 from $6.25 billion for the three months ended September 30, 2009.  The increase is primarily attributed to the average balance of commercial real estate loans and multi-family loans increasing $462.1 million and $341.4 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more commercial real estate and multi-family loans. In addition, the yield was favorably impacted by two commercial real estate prepayment penalties totaling $957,000.  These were partially offset by a 7 basis point decrease in the average yield on loans to 5.38% for the three months ended September 30, 2010 from 5.45% for the three months ended September 30, 2009.

Interest income on all other interest-earning assets, excluding loans, decreased by $2.8 million, or 20.8%, to $10.7 million for the three months ended September 30, 2010 from $13.5 million for the three months ended September 30, 2009.  This decrease reflected a $427.6 million decrease in the average balance of all other interest-earning assets, excluding loans, to $1.17 billion for the three months ended September 30, 2010 from $1.59 billion for the three months ended September 30, 2009.

Total interest and dividend income increased by $33.6 million, or 11.8%, to $318.4 million for the nine months ended September 30, 2010 from $284.7 million for the nine months ended September 30, 2009.  This increase is attributed to the average balance of interest-earning assets increasing $892.2 million, or 12.0%, to $8.34 billion for the nine months ended September 30, 2010 from $7.44 billion for the nine months ended September 30, 2009.  This was partially offset by a 1 basis point decrease in the weighted average yield on interest-earning assets to 5.09% for the nine months ended September 30, 2010 compared to 5.10% for the nine months ended September 30, 2009.

Interest income on loans increased by $43.0 million, or 17.9%, to $284.0 million for the nine months ended September 30, 2010 from $241.0 million for the nine months ended September 30, 2009, reflecting a $1.11 billion, or 18.7%, increase in the average balance of net loans to $7.01 billion for the nine months ended September 30, 2010 from $5.90 billion for the nine months ended September 30, 2009.  The increase is primarily attributed to the average balance of commercial real estate loans and multi-family loans increasing by $513.9 million and $351.8 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more commercial real estate and multi-family loans. In addition, the yield was favorably impacted by two commercial real estate prepayment penalties totaling $957,000. These increases were partially offset by a 5 basis point decrease in the average yield on loans to 5.40% for the nine months ended September 30, 2010 from 5.45% for the nine months ended September 30, 2009.

Interest income on all other interest-earning assets, excluding loans, decreased by $9.4 million, or 21.5%, to $34.3 million for the nine months ended September 30, 2010 from $43.7 million for the nine months ended September 30, 2009.  This decrease reflected a 34 basis point decrease in the average yield on all other interest-earning assets, excluding loans, to 3.44% for the nine months ended September 30, 2010 from 3.78% for the nine months ended September 30, 2009. The decrease in yield is primarily attributed to the purchase of additional securities at lower yields and the repricing of our adjustable rate securities.

Interest Expense

Total interest expense decreased by $8.2 million, or 17.4%, to $39.0 million for the three months ended September 30, 2010 from $47.2 million for the three months ended September 30, 2009.  This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 62 basis points to 2.02% for the three months ended September 30, 2010 compared to 2.64% for the three months ended September 30, 2009.  This was partially offset by the average balance of total interest-bearing liabilities increasing by $567.7 million, or 8.0%, to $7.71 billion for the three months ended September 30, 2010 from $7.14 billion for the three months ended September 30, 2009.

Interest expense on interest-bearing deposits decreased $7.9 million, or 26.6% to $21.9 million for the three months ended September 30, 2010 from $29.8 million for the three months ended September 30, 2009.  This decrease is attributed to a 70 basis point decrease in the average cost of interest-bearing deposits to 1.49% for the three months ended September 30, 2010 from 2.19% for the three months ended September 30, 2009 as deposit rates decreased to reflect the current interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $415.5 million, or 7.6% to $5.86 billion for the three months ended September 30, 2010 from $5.44 billion for the three months ended September 30, 2009. Core deposit growth represented 118.4%, or $492.1 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $275,000, or 1.6%, to $17.1 million for the three months ended September 30, 2010 from $17.4 million for the three months ended September 30, 2009. This decrease is attributed to the average cost of borrowed funds decreasing 40 basis points to 3.70% for the three months ended September 30, 2010 from 4.10% for the three months ended September 30, 2009 due to the lower interest rate environment. This was partially offset by the average balance of borrowed funds increasing by $152.2 million or 9.0%, to $1.85 billion for the three months ended September 30, 2010 from $1.70 billion for the three months ended September 30, 2009.

Total interest expense decreased by $28.0 million, or 18.8%, to $120.8 million for the nine months ended September 30, 2010 from $148.8 million for the nine months ended September 30, 2009.  This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 81 basis points to 2.12% for the nine months ended September 30, 2010 compared to 2.93% for the nine months ended September 30, 2009.  This was partially offset by the average balance of total interest-bearing liabilities increasing by $807.9 million, or 11.9%, to $7.59 billion for the nine months ended September 30, 2010 from $6.78 billion for the nine months ended September 30, 2009.

Interest expense on interest-bearing deposits decreased $27.7 million, or 28.8% to $68.5 million for the nine months ended September 30, 2010 from $96.2 million for the nine months ended September 30, 2009.  This decrease is attributed to a 98 basis point decrease in the average cost of interest-bearing deposits to 1.58% for the nine months ended September 30, 2010 from 2.56% for the nine months ended September 30, 2009 as deposit rates decreased to reflect the current interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $761.1 million, or 15.2% to $5.78 billion for the nine months ended September 30, 2010 from $5.02 billion for the nine months ended September 30, 2009. Core deposits growth represented 82.8%, or $630.2 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $279,000, or 0.5%, to $52.3 million for the nine months ended September 30, 2010 from $52.6 million for the nine months ended September 30, 2009. This decrease is attributed to the average cost of borrowed funds decreasing 12 basis points to 3.86% for the nine months ended September 30, 2010 from 3.98% for the nine months ended September 30, 2009 due to the lower interest rate environment. This was partially offset by the average balance of borrowed funds increasing by $46.8 million or 2.7%, to $1.81 billion for the nine months ended September 30, 2010 from $1.76 billion for the nine months ended September 30, 2009.

Net Interest Income

Net interest income increased by $19.0 million, or 36.9%, to $70.4 million for the three months ended September 30, 2010 from $51.5 million for the three months ended September 30, 2009.  The increase was primarily due to a 62 basis point decrease in our cost of interest-bearing liabilities to 2.02% for the three months ended September 30, 2010 from 2.64% for the three months ended September 30, 2009. In addition, the yield on our interest-earning assets increased 12 basis points to 5.15% for the three months ended September 30, 2010 from 5.03% for the three months ended September 30, 2009. Short term interest rates remaining at historically low levels resulted in many of our deposits repricing downward. This had a positive impact on our net interest margin which improved by 69 basis points from 2.62% for the three months ended September 30, 2009 to 3.31% for the three months ended September 30, 2010.

Net interest income increased by $61.6 million, or 45.3%, to $197.5 million for the nine months ended September 30, 2010 from $135.9 million for the nine months ended September 30, 2009.  The increase was primarily due to an 81 basis point decrease in our cost of interest-bearing liabilities to 2.12% for the nine months ended September 30, 2010 from 2.93% for the nine months ended September 30, 2009. This was partially offset by a 1 basis point decrease in our yield on interest-earning assets to 5.09% for the nine months ended September 30, 2010 from 5.10% for the nine months ended September 30, 2009. Short term interest rates remaining at historically low levels resulted in many of our deposits repricing downward. This had a positive impact on our net interest margin which improved by 72 basis points from 2.44% for the nine months ended September 30, 2009 to 3.16% for the nine months ended September 30, 2010.

Provision for Loan Losses

Our provision for loan losses was $19.0 million for the three months ended September 30, 2010 compared to $12.4 million for the three months ended September 30, 2009. For the three months ended September 30, 2010, net charge-offs were $6.7 million compared to $5.4 million for the three months ended September 30, 2009. For the nine month period ended September 30, 2010, our provision for loan losses was $47.5 million compared to $28.4 million for the nine months ended September 30, 2009. Net charge-offs totaled $17.9 million for the nine months ended September 30, 2010 compared to net charge-offs of $5.4 million for the nine months ended September 30, 2009. The increase in our provision is due to continued growth in the loan portfolio; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an increase in loan delinquency and non-performing loans; and the adverse economic conditions in our lending area.

The following table sets forth non-performing assets and accruing past due loans on the dates indicated in conjunction with our quality ratios:

	September 30,		June 30,		March 31,		December 31,		September 30,
	2010		2010		2010		2009		2009
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)

Accruing past due loans:
30 to 59 days past due:
Residential and consumer	83	$20.5	65	$19.0	84	$18.2	69	$15.9	80	$22.5
Construction	3	25.4	-	-	1	1.9	3	8.2	-	-
Multi-family	-	-	3	11.7	2	3.9	1	0.4	3	3.6
Commercial	2	1.9	2	0.8	4	4.5	5	3.4	2	2.4
Commercial and industrial	2	1.3	3	0.6	4	0.9	6	1.2	2	0.2
Total 30 to 59 days past due	90	49.1	73	32.1	95	29.4	84	29.1	87	28.7
60 to 89 days past due:
Residential and consumer	30	5.6	40	8.0	39	10.0	63	13.8	56	15.4
Construction	1	1.4	1	2.4	6	23.6	2	7.6	-	-
Multi-family	2	11.9	3	0.9	-	-	-	-	-	-
Commercial	-	-	-	-	1	0.6	-	-	1	3.0
Commercial and industrial	2	1.1	3	0.4	-	-	3	0.7	1	0.2
Total 60 to 89 days past due	35	20.0	47	11.7	46	34.2	68	22.1	58	18.6
Total accruing past due loans	125	$69.1	120	$43.8	141	$63.6	152	$51.2	145	$47.3

Non-performing (non-accruing):
Residential and consumer	239	$68.7	210	$60.4	199	$57.1	185	$51.2	164	$41.0
Construction	21	67.1	21	67.6	22	61.6	22	65.0	22	70.5
Multi-family	6	3.5	3	2.7	2	2.5	4	0.6	4	0.6
Commercial	8	4.6	8	4.6	9	3.5	10	3.4	9	3.4
Commercial and industrial	2	1.0	2	0.6	-	-	-	-	-	-
Total Non-Performing Loans	276	$144.9	244	$135.9	232	$124.7	221	$120.2	199	$115.5

Non-performing loans to total loans		1.94%		1.88%		1.82%		1.81%		1.82%
Allowance for loan loss as a
percent of non-performing loans		58.39%		53.23%		50.47%		45.80%		46.35%
Allowance for loan losses as
a percent of total loans		1.13%		1.00%		0.92%		0.83%		0.84%

Total non-performing loans, defined as non-accruing loans, were $144.9 million at September 30, 2010 compared to $120.2 million at December 31, 2009. At September 30, 2010 there are 9 residential loans totaling $2.6 million which are deemed troubled debt restructurings. These loans are performing under the restructured terms and are accruing interest.

The allowance for loan losses increased by $29.5 million to $84.6 million at September 30, 2010 from $55.1 million at December 31, 2009.  Future increases in the allowance for loan losses may be necessary based on growth of the loan portfolio, change in composition of the loan portfolio, increasing loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest  Income

Total non-interest income was $7.0 million for the three months ended September 30, 2010 compared to $5.4 million for the three months ended September 30, 2009.  The increase is attributed to an increase in gain on loan sales of $912,000 to $3.9 million for the three months ended September 30, 2010. Increased refinancing activity during the current quarter resulted in more loans being sold into the secondary market. In addition, there was an $814,000 increase in fees and service charges to $2.3 million for the three months ended September 30, 2010.  This is partially attributed to the servicing of Millennium bcpbank's loan portfolio. In addition, the increase in the loan and deposit portfolios resulted in higher volume of fee generating activity.

Total non-interest income was $15.1 million for the nine months ended September 30, 2010 compared to $11.2 million for the nine months ended September 30, 2009.  The increase is primarily attributed to a $2.3 million increase in fees and service charges to $5.5 million. In addition, the nine months ended September 30, 2009 included a $1.8 million gain from the sale of our largest non-performing loan and a $1.3 million pre-tax other-than-temporary impairment ("OTTI") non-cash charge on certain pooled trust preferred securities ("TruPS").

Non-Interest Expenses

Total non-interest expenses increased by $5.0 million, or 19.0%, to $31.7 million for the three months ended September 30, 2010 from $26.6 million for the three months ended September 30, 2009. Compensation and fringe benefits increased $2.1 million as a result of staff additions in our retail banking areas due to the Banco Popular branch acquisition in October 2009, staff additions in our mortgage company and commercial real estate lending department, particularly our New York lending office, as well as normal merit increases.  Occupancy expense increased $822,000 as a result of the costs associated with expanding our branch network. Professional fees increased $623,000 as a result of outsourcing certain professional services and the Bank's internal audit function, as well as, other projects involving the use of consultants.

Total non-interest expenses increased by $13.6 million, or 17.2%, to $92.9 million for the nine months ended September 30, 2010 from $79.2 million for the nine months ended September 30, 2009. Compensation and fringe benefits increased $6.3 million as a result of staff additions in our retail banking areas due to the acquisition of American Bancorp of New Jersey in May 2009 and the Banco Popular branch acquisition in October 2009, staff additions in our mortgage company and commercial real estate lending department, particularly our New York lending office, as well as normal merit increases.  Occupancy expense increased $3.4 million as a result of the costs associated with expanding our branch network. Professional fees increased $1.7 million as a result of outsourcing certain professional services and the Bank's internal audit function, as well as, other projects involving the use of consultants.  This was partially offset by a reduction of $1.4 million in FDIC insurance premiums as the nine months ended September 30, 2009 included a $3.6 million special assessment on insured financial institutions to rebuild the Deposit Insurance Fund.

Income Taxes

Income tax expense was $10.2 million for the three months ended September 30, 2010, representing a 38.22% effective tax rate. For the three months ended September 30, 2009, there was an income tax expense of $7.4 million representing a 41.26% effective tax rate. The decrease in the effective tax rate is due to more revenue being generated in states other than New Jersey.

Income tax expense was $27.1 million for the nine months ended September 30, 2010, representing a 37.52% effective tax rate. For the nine months ended September 30, 2009, there was an income tax expense of $16.5 million representing a 41.72% effective tax rate. The decrease in the effective tax rate is due to more revenue being generated in states other than New Jersey.

Balance Sheet Summary

Total assets increased by $593.5 million, or 7.1%, to $8.95 billion at September 30, 2010 from $8.36 billion at December 31, 2009.  This increase was largely the result of an $797.3 million increase in our net loans, including loans held for sale, to $7.44 billion at September 30, 2010 from $6.64 billion at December 31, 2009. This was partially offset by a $216.3 million, or 18.2%, decrease in securities to $972.4 million at September 30, 2010 from $1.19 billion at December 31, 2009.

Net loans, including loans held for sale, increased by $797.3 million, or 12.0%, to $7.44 billion at September 30, 2010 from $6.64 billion at December 31, 2009.  This increase in loans reflects our continued focus on loan originations and purchases, which was partially offset by paydowns and payoffs of loans. The loans we originate and purchase are on properties in New Jersey and states in close proximity to New Jersey. We do not originate or purchase, and our loan portfolio does not include, any sub-prime loans or option ARMs.

At September 30, 2010, total loans were $7.48 billion and included $4.98 billion in residential loans, $922.1 million in commercial real estate loans, $951.0 million in multi-family loans, $405.7 million in construction loans, $179.0 million in consumer and other loans, and $39.4 million in commercial and industrial loans.

We originate residential mortgage loans through our mortgage subsidiary, ISB Mortgage Co. During the nine month period ended September 30, 2010, ISB Mortgage Co. originated $1.03 billion in residential mortgage loans of which $460.7 million were sold to third party investors and $571.6 million remained in our portfolio. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the nine month period ended September 30, 2010, we purchased loans totaling $613.8 million from these entities. We also purchase, on a "bulk purchase" basis, pools of mortgage loans that meet our underwriting criteria from several well-established financial institutions in the secondary market. During the nine month period ended September 30, 2010, we purchased $30.8 million of residential mortgage loans on a "bulk purchase" basis.  Additionally, for the nine month period ended September 30, 2010, we originated $258.0 million in commercial real estate loans, $300.6 million in multi-family loans, $169.4 million in construction loans, $59.4 million in consumer and other loans, and $27.1 million in commercial and industrial loans. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family and commercial real estate loans.

Securities, in the aggregate, decreased by $216.3 million, or 18.2%, to $972.4 million at September 30, 2010, from $1.19 billion at December 31, 2009. The decrease in the portfolio was due to paydowns, calls or maturities and was partially offset by the purchase of $104.6 million of agency issued mortgage backed securities during the nine months ended September 30, 2010.

The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $14.3 million from $66.2 million at December 31, 2009 to $80.5 million at September 30, 2010 as a result of an increase in our level of borrowings at September 30, 2010. Other assets decreased $8.5 million as prepaid FDIC insurance premiums amortized.

Deposits increased by $271.0 million, or 4.6%, to $6.11 billion at September 30, 2010 from $5.84 billion at December 31, 2009. Core deposits increased by $322.1 million, or 12.6% and certificates of deposit decreased $51.1 million, or 1.6%. Our deposit gathering efforts continue to be successful in our markets.

Borrowed funds increased $249.0 million, or 15.6%, to $1.85 billion at September 30, 2010 from $1.60 billion at December 31, 2009 as new loan originations have outpaced the core deposit growth and principal run-off from the securities portfolio.

Stockholders' equity increased $46.3 million to $896.5 million at September 30, 2010 from $850.2 million at December 31, 2009. The increase is primarily attributed to the $45.1 million net income for the nine month period.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of September 30, 2010 had sixty-seven branch offices located in New Jersey.

Earnings Conference Call October 26, 2010 at 2:00 p.m. (ET)

The Company, as previously announced, will host an earnings conference call Tuesday, October 26, 2010 at 2:00 p.m. (ET). The toll-free dial-in number is: (877) 317-6789. A telephone replay will be available on October 26, 2010 from 4:00 p.m. (ET) through January 26, 2011, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 445290. The conference call will also be simultaneously webcast on the Company's website www.isbnj.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY Consolidated Balance Sheets September 30, 2010 (unaudited) and December 31, 2009
	September 30,	December 31,
Assets	2010	2009
	(In thousands)
Cash and cash equivalents	$62,449	73,606
Securities available-for-sale, at estimated fair value	426,034	471,243
Securities held-to-maturity, net (estimated fair value of $584,297 and $753,405 at September 30, 2010 and December 31, 2009, respectively)	546,320	717,441
Loans receivable, net	7,416,126	6,615,459
Loans held-for-sale	23,658	27,043
Stock in the Federal Home Loan Bank	80,549	66,202
Accrued interest receivable	40,360	36,942
Other Real Estate Owned	751	—
Office properties and equipment, net	54,130	49,384
Net deferred tax asset	122,578	117,143
Bank owned life insurance	116,441	114,542
Intangible assets	33,262	31,668
Other assets	28,628	37,143
Total assets	$8,951,286	8,357,816
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$6,111,659	5,840,643
Borrowed funds	1,849,522	1,600,542
Advance payments by borrowers for taxes and insurance	37,076	29,675
Other liabilities	56,551	36,743
Total liabilities	8,054,808	7,507,603
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 118,020,280 issued; 113,715,265 and 114,448,888 outstanding at September 30, 2010 and December 31, 2009, respectively	532	532
Additional paid-in capital	531,416	530,133
Retained earnings	466,394	422,211
Treasury stock, at cost; 4,305,015 and 3,571,392 shares at September 30, 2010 and December 31, 2009	(51,523)	(44,810)
Unallocated common stock held by the employee stock ownership plan	(34,387)	(35,451)
Accumulated other comprehensive loss	(15,954)	(22,402)
Total stockholders' equity	896,478	850,213
Total liabilities and stockholders' equity	$8,951,286	8,357,816

INVESTORS BANCORP, INC. AND SUBSIDIARY Consolidated Statements of Operations (Unaudited)
	For the Three Months		For the Nine Months
	Ended September 30		Ended September 30
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale Securities:	$98,720	85,117	284,048	241,024
Government-sponsored enterprise obligations	169	247	541	843
Mortgage-backed securities	8,315	11,046	27,854	34,304
Municipal bonds and other debt	1,320	988	3,124	5,305
Interest-bearing deposits	15	208	205	562
Federal Home Loan Bank stock	879	1,025	2,585	2,705
Total interest and dividend income	109,418	98,631	318,357	284,743
Interest expense:
Deposits	21,851	29,774	68,517	96,199
Secured borrowings	17,127	17,402	52,323	52,602
Total interest expense	38,978	47,176	120,840	148,801
Net interest income	70,440	51,455	197,517	135,942
Provision for loan losses	19,000	12,375	47,500	28,400
Net interest income after provision for loan losses	51,440	39,080	150,017	107,542
Non-interest income
Fees and service charges	2,252	1,438	5,452	3,160
Income on bank owned life insurance	719	592	1,899	1,518
Gain on sales of loans, net	3,899	2,987	7,383	7,264
Gain (loss) on securities transactions	55	(20)	44	(1,315)
Other income	89	362	308	560
Total non-interest income	7,014	5,359	15,086	11,187
Non-interest expense
Compensation and fringe benefits	17,724	15,586	52,231	45,928
Advertising and promotional expense	1,641	930	3,988	2,805
Office occupancy and equipment expense	4,462	3,640	13,197	9,762
Federal insurance premiums	2,475	2,340	8,175	9,540
Stationery, printing, supplies and telephone	692	647	1,972	1,700
Professional fees	1,274	651	3,451	1,780
Data processing service fees	1,512	1,347	4,418	3,700
Other operating expenses	1,874	1,470	5,421	4,013
Total non-interest expenses	31,654	26,611	92,853	79,228
Income before income tax expense	26,800	17,828	72,250	39,501
Income tax expense	10,242	7,355	27,106	16,478
Net income	$16,558	10,473	45,144	23,023
Basic and diluted earnings per share	$0.15	0.10	0.41	0.22
Weighted average shares outstanding
Basic	109,867,995	109,803,171	110,057,576	106,750,699
Diluted	110,146,113	109,898,606	110,223,154	106,784,458

INVESTORS BANCORP, INC. AND SUBSIDIARY Average Balance Sheet and Yield/Rate Information
	For Three Months Ended
	September 30, 2010			September 30, 2009
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 60,728	$ 15	0.10%	$ 350,091	$ 208	0.24%
Securities available-for-sale	447,282	2,744	2.45%	362,672	2,949	3.25%
Securities held-to-maturity	578,417	7,060	4.88%	811,273	9,332	4.60%
Net loans	7,336,001	98,720	5.38%	6,250,896	85,117	5.45%
Stock in FHLB	80,550	879	4.36%	70,546	1,025	5.81%
Total interest-earning assets	8,502,978	109,418	5.15%	7,845,478	98,631	5.03%
Non-interest earning assets	395,379			321,748
Total assets	$ 8,898,357			$ 8,167,226

Interest-bearing liabilities:
Savings	$ 925,236	$ 3,387	1.46%	$ 806,530	3,816	1.89%
Interest-bearing checking	933,163	1,479	0.63%	803,226	2,281	1.14%
Money market accounts	764,712	1,824	0.95%	521,288	2,043	1.57%
Certificates of deposit	3,234,186	15,161	1.88%	3,310,766	21,634	2.61%
Borrowed funds	1,849,236	17,127	3.70%	1,697,073	17,402	4.10%
Total interest-bearing liabilities	7,706,533	38,978	2.02%	7,138,883	47,176	2.64%
Non-interest bearing liabilities	287,556			209,766
Total liabilities	7,994,089			7,348,649
Stockholders' equity	904,268			818,577
Total liabilities and stockholders' equity	$ 8,898,357			$ 8,167,226

Net interest income		$ 70,440			$ 51,455

Net interest rate spread			3.13%			2.39%

Net interest earning assets	$ 796,445			$ 706,595

Net interest margin			3.31%			2.62%

Ratio of interest-earning assets to total interest- bearing liabilities	1.10 X			1.10 X

INVESTORS BANCORP, INC. AND SUBSIDIARY Average Balance Sheet and Yield/Rate Information
	For Nine Months Ended
	September 30, 2010			September 30, 2009
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 148,575	$ 205	0.18%	$ 315,622	$ 562	0.24%
Securities available-for-sale	468,915	9,282	2.64%	254,271	7,427	3.89%
Securities held-to-maturity	633,621	22,237	4.68%	899,984	33,025	4.89%
Net loans	7,007,536	284,048	5.40%	5,901,913	241,024	5.45%
Stock in FHLB	77,171	2,585	4.47%	71,791	2,705	5.02%
Total interest-earning assets	8,335,818	318,357	5.09%	7,443,581	284,743	5.10%
Non-interest earning assets	390,511			288,247
Total assets	$ 8,726,329			$ 7,731,828

Interest-bearing liabilities:
Savings	$ 900,469	$ 10,265	1.52%	$ 682,614	$ 10,734	2.10%
Interest-bearing checking	878,806	4,889	0.74%	773,266	11,107	1.92%
Money market accounts	718,785	5,432	1.01%	412,016	5,485	1.78%
Certificates of deposit	3,278,615	47,931	1.95%	3,147,723	68,873	2.92%
Borrowed funds	1,808,485	52,323	3.86%	1,761,673	52,602	3.98%
Total interest-bearing liabilities	7,585,160	120,840	2.12%	6,777,292	148,801	2.93%
Non-interest bearing liabilities	256,387			163,850
Total liabilities	7,841,547			6,941,142
Stockholders' equity	884,782			790,686
Total liabilities and stockholders' equity	$ 8,726,329			$ 7,731,828

Net interest income		$ 197,517			$ 135,942

Net interest rate spread			2.97%			2.17%

Net interest earning assets	$ 750,658			$ 666,289

Net interest margin			3.16%			2.44%

Ratio of interest-earning assets to total interest-bearing liabilities	1.10 X			1.10 X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	September 30,
	2010	2009

Return on average assets	0.74%	0.51%
Return on average equity	7.32%	5.12%
Interest rate spread	3.13%	2.39%
Net interest margin	3.31%	2.62%
Efficiency ratio	40.87%	46.84%
Non-interest expense to average total assets	1.42%	1.30%
Average interest-earning assets to average
interest-bearing liabilities	1.10	1.10

	For the Nine Months Ended
	September 30,
	2010	2009

Return on average assets	0.69%	0.40%
Return on average equity	6.80%	3.88%
Interest rate spread	2.97%	2.17%
Net interest margin	3.16%	2.44%
Efficiency ratio	43.67%	53.85%
Efficiency ratio (excluding OTTI and FDIC special assessment) (1)	43.67%	50.95%
Non-interest expense to average total assets	1.42%	1.37%
Average interest-earning assets to average
interest-bearing liabilities	1.10	1.10

(1) For the nine months ended September 30, 2009, OTTI was $1.3 million and FDIC Special Assessment was $3.6 million.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	September 30,	At December 31,
	2010	2009

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.63%	1.44%
Non-performing loans as a percent of total loans	1.94%	1.81%
Allowance for loan losses as a percent of non-performing loans	58.39%	45.80%
Allowance for loan losses as a percent of total loans	1.13%	0.83%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	15.05%	15.78%
Tier 1 risk-based capital (to risk weighted assets) (1)	13.79%	14.70%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	9.08%	9.03%
Equity to total assets (period end)	10.02%	10.17%
Average equity to average assets	10.14%	9.99%
Tangible capital (to tangible assets)	9.68%	9.83%
Book value per common share	$ 8.06	$7.67

Other Data:
Number of full service offices	67	65
Full time equivalent employees	739	704

(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.

CONTACT:  Domenick Cama ISBC, +1-973-924-5105 , dcama@isbnj.com